Exhibit 5

                                  July 6, 2004

EastGroup Properties, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi 39201

      Re:  Registration  Statement on Form S-8
           EastGroup  Properties,  Inc. 2004 Equity Incentive Plan (the "Plan")

Ladies and Gentlemen:

     As your counsel we have examined the above-referenced Registration Statement and we are familiar with the documents referred to therein, as well as your Articles of Incorporation and Bylaws, each as amended to date and other relevant documents, and we have made such investigation with respect to your corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

     We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by EastGroup Properties, Inc. in connection with the authorization, issuance and sale of the shares of Common Stock (the "Shares") pursuant to the Plan. In our opinion, the Shares to be issued by EastGroup Properties, Inc. under and in accordance with the Plan will be, when issued and paid for in accordance with the Plan and the Registration Statement and the exhibits thereto, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-8.

                                  Very truly yours,

                                  /S/ JAECKLE FLEISCHMANN & MUGEL, LLP
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                                  JAECKLE FLEISCHMANN & MUGEL, LLP